Exhibit 10.1

Form of Deed of Irrevocable Undertaking

To:         Gran Tierra Energy Inc. (the Bidder)

[Insert Address of Bidder]

● 2024

Offer for i3 Energy plc (the Target)

We understand that the Bidder is considering the Acquisition substantially on the terms and conditions set out or referred to in the draft of the announcement to be released pursuant to Rule 2.7 of the Code attached at Appendix 1 to this undertaking (the Announcement) and/or such other terms and conditions as required by (i) any applicable law or regulation; and (ii) the Code. Unless otherwise defined in this undertaking or unless the context requires otherwise, capitalised terms have the meaning given to them in the Announcement. References to paragraphs are to paragraphs in this undertaking.

1.	Warranties and undertakings

1.1	We represent, warrant and undertake to the Bidder that:

(a)	we [in our capacity as trustees of [insert name of trust] (the Trust)] are the registered holder and/or the beneficial owner of (or are otherwise able to control the exercise of all rights (including voting rights) attaching to, including the ability to procure the transfer (free from Encumbrances) of) the number of Target Shares set out in the table in Appendix 2 to this undertaking and, where stated in the third column of the table, we are the legal owner of the Shares and we hold the Shares free from any Encumbrances which are inconsistent with the terms of this undertaking;

(b)	other than as set out in Appendix 2 to this undertaking, we do not, and nor do any of the persons connected to us (within the meaning of section 253 of the Act), have any interest (as defined in the Code) in any securities of the Target, or any rights to subscribe for, purchase or otherwise acquire any such securities, or any short positions (within the meaning of the Code) in any such securities;

(c)	we have (and will at all relevant times continue to have) full power and authority to enter into this undertaking and to perform the obligations under it in accordance with their terms;

(d)	we will not, prior to the earlier of the Acquisition completing or lapsing, and will procure that any registered holder (if different) will not:

(i)	except pursuant to the Acquisition, sell, transfer, charge, pledge, encumber, grant any options over or otherwise dispose of, or permit the sale, transfer, charging, pledge, encumbrance, granting of any option over or other disposal of any interest in the Shares;

(ii)	solicit or encourage any other offer or scheme of arrangement or accept or agree to accept in respect of all or any of the Shares, any offer or other transaction made in competition with, or which might otherwise frustrate, the Acquisition;

(iii)	convene any meeting of the members of the Target in our capacity as a shareholder, nor exercise or permit the exercise of the voting rights attaching to the Shares in any manner which would or might frustrate the Acquisition or prevent the Acquisition from completing;

(iv)	acquire any interest or otherwise deal or undertake any dealing in relevant securities of the Target unless the Panel has determined, and confirmed to us, that in respect of such acquisition or dealing, we are not acting in concert with the Bidder;

(v)	vote in favour of or otherwise consent to any matter for the purposes of Rule 21 of the Code;

(vi)	(except pursuant to the Acquisition) enter into any agreement or arrangement, incur any obligation (other than any obligation imposed by law) or give any indication of intent:

(A)	to do any of the acts referred to in paragraphs 1.1(d)(i) to (v); or

(B)	which in relation to the Shares would or might restrict or impede us accepting the Offer or voting in favour of the Scheme, or which would otherwise preclude us from complying with any obligations in this undertaking, and, for the avoidance of doubt, references in this paragraph 1.1(d) to any agreement, arrangement, obligation or indication of intent include any agreement, arrangement, obligation or indication of intent whether or not legally binding or subject to any condition or which is to take effect upon or following the lapsing of the Acquisition, the ceasing of this undertaking to be binding or any other event;

(e)	we will take any action (or refrain from taking any action) not otherwise contemplated by this undertaking and which is reasonably requested by the Bidder to give effect to our obligations in this undertaking or otherwise reasonably requested by the Bidder to ensure the completion of the Acquisition;

(f)	other than anyone presumed to be acting in concert with us by virtue of the definition of "acting in concert" in the Code, we are not knowingly acting in concert with any person in relation to the Target for the purposes of Rule 9.1 of the Code disregarding for this purpose any person giving an irrevocable undertaking to implement the Acquisition and each of the Bidder and the Target and all persons acting in concert with any of them; and

(g)	we will take all steps in our power and, where applicable, will take all steps in our power to procure that any registered holder of the Shares also takes all steps in their power, to comply with the obligations in this undertaking.

2.	Undertaking to vote in favour of the Scheme

2.1	We hereby irrevocably and unconditionally undertake that for so long as the Bidder elects to implement the Acquisition by way of the Scheme we will and, where applicable, we will procure that any registered holder will in respect of all of our Shares:

(a)	vote in person or by proxy (whether on a show of hands or via a poll) in accordance with the procedure set out in the formal document containing details of the Scheme (the Scheme Document) in favour of any resolutions at any shareholder or court meeting required for the implementation of the Acquisition and any matter ancillary thereto within [seven] days after posting of the Scheme Document or, if later, within [seven] days of acquiring the Shares (including. without limitation, to approve the Scheme and amend the Target's articles of association); and

(b)	vote in person or by proxy (whether on a show of hands or via a poll) against any resolution at any general or court meeting of the Target shareholders (including any adjournment thereof) which might reasonably be expected to (i) result in a condition of the Acquisition not being fulfilled; or (ii) impede or frustrate the Acquisition (which will include any resolution to approve an alternative scheme of arrangement, merger or acquisition of any shares in the Target by a third party) or which would otherwise impact adversely on the success of the Acquisition, and without prejudice to the foregoing, for the purpose of voting on any resolution referred to in this paragraph 2, we will or, where applicable, will procure that the registered holder will, if required by the Bidder, execute any form of proxy appointing any person nominated by the Bidder to attend and vote on our behalf at the relevant general or court meetings.

2.2	We further agree that the Bidder will acquire the Shares with full title guarantee and free from any Encumbrance of any nature whatsoever and together with all rights of any nature attaching to those shares including the right to all dividends declared or paid after the date of this undertaking.

3.	Undertaking to accept

We hereby irrevocably and unconditionally undertake that if the Bidder elects to implement the Acquisition by way of the Offer we will and, where applicable, we will procure that any registered holder will in respect of all of our Shares at the relevant time:

(a)	accept the Offer in respect of the Shares in accordance with the procedure for acceptance set out in the formal document containing such Offer (the Offer Document) no later than seven days after the Bidder posts the Offer Document to Target shareholders or, if later, immediately upon us or our nominee becoming the registered holder of any Shares; and

(b)	not withdraw any acceptances of the Offer in respect of the Shares,

and we further agree that, if the Offer becomes or is declared unconditional, the Bidder will acquire the Shares under the Offer with full title guarantee and free from any Encumbrance of any nature whatsoever and together with all rights of any nature attaching to those shares including the right to all dividends declared or paid after the date of this undertaking [save as set out in the Announcement].

4.	Voting rights

From the time of the Announcement until the earlier of the date on which the Offer closes, lapses or is withdrawn or the Scheme becomes effective and the date on which the Shares are registered in the name of the Bidder or its nominees:

(a)	we will exercise or procure the exercise of the voting rights attached to the Shares only in a manner which is consistent (as determined by the Bidder) with the implementation of the Acquisition;

(b)	we will exercise or procure the exercise of the voting rights attached to the Shares against any resolution at any meeting of Target shareholders (including any adjournment thereof) which, in the opinion of the Bidder would (i) result in a condition of the Acquisition not being fulfilled; or (ii) impede or frustrate the Acquisition; and

(c)	we will execute any form of proxy required by the Bidder appointing any person nominated by the Bidder to attend and vote at the relevant general, class or court meeting (and will not revoke the terms of any such proxy whether in writing, by attendance or otherwise), in each case unless I am unable to take any such steps by operation of law or any ruling of the Panel.

5.	Lapse of undertaking

5.1	Subject to paragraph 5.2, this undertaking will lapse and cease to have effect to the extent not already undertaken and without prejudice to any liability for antecedent breach if:

(a)	the Announcement is not released by 5.00 p.m. on [●] 2024 or such later date as the Bidder and the Target may agree;

(b)	the Bidder announces, with the consent of the Panel, that it does not intend to proceed with the Acquisition and no new, revised or replacement acquisition (to which this undertaking applies) is announced in accordance with Rule 2.7 of the Code at the same time; or

(c)	the Offer or Scheme lapses or is withdrawn and no new, revised or replacement acquisition (to which this undertaking applies) is announced in accordance with Rule 2.7 of the Code at the same time.

5.2	Subject to this paragraph 5, this undertaking shall terminate and all obligations on me will cease to have effect on the date on which the Acquisition becomes effective in accordance with its terms if implemented as a Scheme, or becomes or is declared unconditional if implemented by way of an Offer.

5.3	In the event that the Bidder elects to implement the Acquisition by way of a structure other than an Offer or a Scheme, the parties agree that all provisions of this undertaking will be adapted so as to apply to such acquisition mutatis mutandis.

5.4	If this undertaking lapses, we will have no claim against the Bidder.

6.	General

6.1	The definitions in Appendix 3 to this undertaking apply throughout this undertaking unless the context requires otherwise.

6.2	Nothing in this undertaking obliges the Bidder to announce or make the Offer.

6.3	[The undertakings, agreements and obligations of whatsoever nature contained in this undertaking are given and entered into by us in our capacity as trustees of the Trust in respect of shares held subject to the terms of the Trust and all such undertakings, agreements and obligations are conditional upon us having at all times the power to sell, or to arrange the sale of, the Shares and to exercise, or to refrain from exercising, the rights attaching to the Shares, if the fiduciary duties of the Trustees in their capacity as trustees of the Trust so require.]

6.4	We accept, acknowledge and confirm that we have been given adequate opportunity to consider whether or not to enter into this undertaking and to obtain independent advice accordingly.

6.5	We understand that the information provided to us in relation to the Acquisition is given in confidence and must be kept confidential until the Announcement containing details of the Acquisition is released or the information has otherwise been made public. Before this time, we will not deal in Target Shares or improperly disclose the information in contravention of the insider dealing or market abuse regimes.

6.6	Prior to this undertaking being published as referred to paragraph 6.7(c) below, we agree not to disclose to any third party (other than our professional advisers) the existence or subject matter of this document or of any of the arrangements or proposed arrangements to which it relates unless such disclosure is required by law, the Panel, the London Stock Exchange, the Financial Conduct Authority or pursuant to any other legal or regulatory requirement in which case we will only make such disclosure following consultation with the Bidder.

6.7	We consent to:

(a)	this undertaking being disclosed to the Panel;

(b)	references to us and particulars of this undertaking and our interests being included in the Announcement and the Offer Document or Scheme Document as applicable, and any other announcement made, or related or ancillary document issued, by or on behalf of the Bidder and/or the Target in connection with the Acquisition, provided that any such reference is required by applicable law or regulation; and

(c)	this undertaking being published as required by the Code and any other applicable law or regulation.

6.8	[This undertaking will be binding on the successors in title to substantially the whole of the undertaking of [insert name of institutional shareholder].] OR [This undertaking will be binding on us and on our successors as trustees of the Trust but shall not bind us in our personal capacities and our entire liability under this undertaking shall be limited to the value of the assets of the Trust from time to time.]

6.9	We agree to provide you promptly with all such further information at our disposal in relation to our interests in the Shares as you may require in order to comply with the Code and any other legal or regulatory requirement and to notify you in writing as soon as reasonably practicable of any material change in the accuracy or import of any such information previously supplied to you by us.

6.10	We recognise and acknowledge that if we should fail to comply with our obligations in this undertaking, damages may not be an adequate remedy and that an order for specific performance or other equitable remedy may be the only adequate remedy for such breach.

6.11	Any time, date or period mentioned in this undertaking may be extended by mutual agreement but as regards any time, date or period originally fixed or extended, time is of the essence.

6.12	No variation of this undertaking will be effective except by mutual agreement.

7.	Power of attorney

In order to secure the performance of our obligations under this undertaking, we irrevocably appoint, severally, the Bidder and any director of the Bidder as our attorney to execute and deliver the form of acceptance or form of proxy and to sign, execute and deliver all other documents and do all such other acts and things as may be necessary for, or incidental to, the performance of our obligations under this undertaking on our behalf in the event of our failure to comply with any provision of this undertaking within the specified period and we irrevocably undertake to ratify such act if called upon to do so.

8.	Governing law and jurisdiction

This undertaking (and any dispute, controversy, proceedings of whatever nature arising out of or in any way relating to this undertaking or its formation or claim or any act performed or claimed to be performed under it) shall be governed by and construed in accordance with English law and we submit to the exclusive jurisdiction of the English courts for all purposes in connection with this undertaking.

9.	Notices

9.1	Any notice, demand or other communication given or made under or in connection with the matters contemplated by this undertaking must be in writing and must be delivered personally or sent by email or prepaid first class post (air mail if posted to or from a place outside the United Kingdom):

In the case of [Target shareholder] to:

[Address]
Email	[ ]
Attention:	[ ]

In the case of the Bidder to:
[Address]
Email	[ ]
Attention:	[ ]

and will be deemed to have been duly given or made as follows:

(a)	if personally delivered, upon delivery at the address of the relevant party;

(b)	if sent by first class post, two business days after the date of posting;

(c)	if sent by air mail, three business days after the date of posting; and

(d)	if sent by email, when despatched;

provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. on a business day such notice, demand or other communication will be deemed to be given or made at 9.00 a.m. on the next business day.

9.2	A party may notify the other party to this undertaking of a change to its name, relevant addressee, address or email address for the purposes of paragraph 9.1 provided that such notification will only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than [five] business days after the date on which notice is given, the date falling [five] business days after notice of any such change has been given.

10.	Third party rights

10.1	A person who is not a party to this undertaking shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

IN WITNESS whereof this undertaking has been executed and delivered as a deed on the date first above written.

Signed as a deed by	)
[insert name of corporate shareholder]	)
acting by a [director and its secretary/two directors]	)
)

Director

Director/Secretary

Director/Secretary]

APPENDIX 1

[Announcement]

Appendix 2

Existing Target Shares

The following represent our current holdings in Target.

No. of Target Shares	Number of Target shares under option	Registered owner and address*	Beneficial owner and address*

* Where more than one, indicate number of shares attributable to each.

Appendix 3

Interpretation

In this undertaking, a reference to:

(a)	Act means the Companies Act 2006 as amended from time to time;

(b)	Acquisition means the proposed acquisition on the terms set out in the Announcement by or on behalf of the Bidder for the issued and to be issued ordinary share capital of the Company, howsoever structured and includes any renewal, revision, variation or extension of the terms of any such acquisition which are, in the reasonable opinion of Zeus Capital Limited, no less favourable in any material respect to Target shareholders than the terms set out in the Announcement;

(c)	the Code means the UK Takeover Code;

(d)	Encumbrance means a lien, charge, pledge, option, equity, encumbrance, right of pre-emption or any other third party right howsoever arising;

(e)	the Offer means the Acquisition implemented by contractual takeover offer in accordance with English law;

(f)	the Panel means the UK Panel on Takeovers and Mergers;

(g)	the Scheme means the Acquisition implemented by scheme of arrangement pursuant to Part 26 of the Act;

(h)	Shares means the shares, the details of which are set out in Appendix 2 to this undertaking, any Target Shares attributable to or derived from such shares and any interests in Target Shares (as defined in the Code) issued or unconditionally allotted to, or acquired by or on behalf of, ourselves or our nominee(s) after the date of this undertaking;

(i)	Target Shares means the ordinary shares of 0.01 pence each in the capital of the Target.

References to times are to London time.